Exhibit 99.1

SILVERCREST METALS INC.

STOCK OPTION PLAN
(as amended and restated to include amendments in
Amendment No. 1 to the Plan approved by the Board of Directors effective June 3, 2021, subject to applicable regulatory approvals)

1.	Objectives

The Plan is intended as an incentive to attract and retain qualified Employees, Directors, Executive Officers and Consultants of the Company and its subsidiaries, to promote a proprietary interest in the Company and its subsidiaries among such persons, and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries.

2.	Definitions

2.1	As used in the Plan, the terms set forth below shall have the following respective meanings:

(a)	“Bid” has the meaning set forth in section 8.3;

(b)	“Blackout Period” has the meaning set out in section 8.6;

(c)	“Board” means the board of directors of the Company;

(d)	“Business Day” means a day on which banks are open for business in Vancouver, British Columbia, but does not include a Saturday, Sunday or statutory holiday in the Province of British Columbia;

(e)	“Committee” means the Board or such committee of the Board that the Board may, in accordance with section 3.1 hereof, designate to administer the Plan;

(f)	“Company” means SilverCrest Metals Inc., a corporation existing under the Business Corporations Act (British Columbia);

(g)	“Consultant” means a person, other than an Employee, Executive Officer or Director of the Company or of a subsidiary of the Company, that:

(i)	is engaged to provide services to the Company or a subsidiary of the Company, other than services provided in relation to a distribution of securities;

(ii)	provides the services under a written contract with the Company or a subsidiary of the Company;

(iii)	spends or will spend a significant amount of time and attention on the affairs and business of the Company or a subsidiary of the Company; and

(iv)
has a relationship with the Company or a subsidiary of the Company that enables the person to be knowledgeable about the business and affairs of the Company or a subsidiary of the Company,and includes:

(v)	for an individual Consultant, a corporation of which the individual Consultant is an employee or shareholder, and a partnership of which the individual Consultant is an employee or partner; and

(vi)
for a consultant that is not an individual, an employee, executive officer or director of the Consultant, provided that the individual employee, executive officer or director spends or will spend a significant amount of time and attention on the affairs and business of the Company or a subsidiary of the Company.

(h)	“Date of Grant” means the date an Option is granted by the Committee to the Optionee, subject to any regulatory or other approvals or conditions;

(i)	“Director” means a member of the board of directors of the Company or of a subsidiary of the Company or an individual who performs similar functions for the Company or a subsidiary of the Company;

(j)
“Disinterested Shareholder Approval” means the approval by a majority of the votes cast by all shareholders of the Company at a shareholders’ meeting excluding votes attaching to Shares beneficially owned by Insiders to whom Options may be granted under the Plan and their associates;

(k)	“Employee” means:

(i)
an individual who is considered an employee of the Company or its subsidiary under the Income Tax Act (Canada) (and for whom income tax, employment insurance and CPP deductions must be made at source);

(ii)
an individual who works full-time for the Company or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)
an individual who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source;

(l)	“Exchange” means the TSX-V or any other principal stock exchange on which the Shares may be listed from time to time;

(m)
“Executive Officer” means an individual who is (a) a chair, vice-chair or president of the Company or of a subsidiary of the Company, (b) a vice-president in charge of a principal business unit, division or function of the Company or of a subsidiary of the Company, including sales, finance or production, or (c) performing a policy-making function in respect of the Company or a subsidiary of the Company;

(n)	“Insider” in relation to the Company means:

(i)	a director or officer of the Company;

(ii)	a director or officer of a company that is an Insider or subsidiary of the Company; or

(iii)	a person that beneficially owns or controls, directly or indirectly, Shares carrying more than 10% of the voting rights attached to all outstanding Shares;

(o)
“Investor Relations Activities” means any activities, by or on behalf of the Company or a shareholder of the Company, that promote or reasonably could be expected to promote the purchase or sale of securities of the Company, except for such activities that the TSX-V specifically states to not be Investor Relations Activities;

(p)	“Market Price” in relation to a Share subject to an Option on the Date of Grant of the Option means the last closing price of the Shares on the Exchange before such Date of Grant;

(q)	“Option” means an option to purchase Shares granted under or subject to the terms of the Plan, including the Pre-Plan Options;

(r)	“Option Agreement” means a written agreement between, and executed by, the Company and an Optionee that sets out the terms of an Option held by the Optionee as described in section 9;

(s)	“Option Certificate” means a certificate executed by the Company and delivered to an Optionee that sets out the terms of an Option held by the Optionee as described in section 9;

(t)	“Option Period” means the period during which an Option may be exercised;

(u)	“Optionee” means a person to whom an Option has been granted under the terms of the Plan or who holds an Option that is otherwise subject to the terms of the Plan;

(v)	“Plan” means this Stock Option Plan of the Company, as may be amended from time to time;

(w)	“Shares” means common shares in the capital of the Company;

(x)
“Significant Shareholder” means a person holding securities of a company that carry more than 10% of the voting rights attached to that company’s securities both immediately before and after the transaction in which securities are issued, and who have elected or appointed or have the right to elect or appoint one or more directors or officers of that company; and

(y)	“TSX-V” means the TSX Venture Exchange or any successor stock exchange thereof.

3.	Administration of the Plan

3.1
The Plan shall be administered by the Committee. With respect to Option grants to Directors of the Company, the Board shall serve as the Committee. With respect to any other Options the Board may specifically constitute a committee of two or more Directors of the Company as the Board may designate from time to time to serve as the Committee for the Plan, all of the members of which shall be and remain Directors of the Company. Notwithstanding the foregoing, the Board may resolve to be the Committee to administer the Plan with respect to all of the Plan or certain participants and/or awards made or to be made under the Plan.

3.2
The Committee shall have full and exclusive power to interpret the Plan, to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan, and to reserve and issue Shares issuable pursuant to the exercise of Options. The Committee may, in its discretion but subject to any necessary approvals of any stock exchange or regulatory body having jurisdiction over the securities of the Company, provide for the extension of the exercisability of an Option, accelerate the vesting or exercisability of any Option, eliminate or make less restrictive any restrictions contained in an Option, waive any restriction or other provision of the Plan or an Option or otherwise amend or modify an Option in any manner that is either: (a) not adverse to the Optionee holding such Option; or (b) consented to by such Optionee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee shall be liable for anything done or omitted to be done by such member, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under the Plan, except for such member’s own willful misconduct or as expressly provided by statute.

3.3	All administrative costs of the Plan shall be paid by the Company.

4.	Eligibility

4.1
Options may be granted to Employees, Directors, Executive Officers, and Consultants of the Company or of a subsidiary of the Company (and such other persons permitted by the Exchange to be granted Options) who are in the opinion of the Committee in a position to contribute to the success of the Company or any subsidiary of the Company or who, by virtue of their service to the Company or to any subsidiary of the Company (or to any predecessors of the Company or a subsidiary of the Company) are, in the opinion of the Committee, worthy of special recognition. The granting of Options is entirely discretionary and nothing in this Plan shall be deemed to give any person any right to participate in this Plan or to be granted an Option and designation of an Optionee in any year shall not require the designation of such person to receive an Option in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the amount and terms of their respective Options.

4.2	For Options granted to Employees or Consultants, the Company and the Optionee are responsible for ensuring and confirming that the Optionee is a bona fide Employee or Consultant, as the case may be.

4.3
Subject to any applicable regulatory approvals, Options may also be granted under the Plan in exchange for outstanding options granted by the Company, any predecessor corporation of the Company or any subsidiary of the Company, whether such outstanding options are granted under the Plan, under any other stock option plan of the Company, any such predecessor corporation or any such subsidiary, or under any stock option agreement with the Company, any such predecessor corporation or any such subsidiary.

4.4
Subject to any applicable regulatory approvals, Options may also be granted under the Plan in substitution for outstanding options of another company in connection with a plan of arrangement or exchange, amalgamation, merger, consolidation, acquisition of property or shares, or other reorganization between or involving such other company and the Company or any of its subsidiaries.

5.	Number of Shares Reserved under the Plan

The maximum aggregate number of Shares issuable pursuant to the exercise of outstanding Options granted under or subject to the Plan shall be 5.5% of the issued and outstanding Shares from time to time. Shares issuable under Options that have been cancelled or that have expired without being exercised continue to be issuable under the Plan.

6.	Number of Optioned Shares per Optionee

The determination regarding the number of Shares that may be the subject of Options granted to each Optionee pursuant to an Option will be made by the Committee and will take into consideration the Optionee’s present and potential contribution to the success of the Company and applicable legal and regulatory requirements and, if and for so long as the Shares are listed on the TSX-V, shall be subject to the following limitations:

(a)
Subject to sections 6(b) and 6(c), an Option may not be granted under the Plan if such Option, together with all of the Company’s previously established and outstanding stock option plans or grants, could result at any time in:

(i)	the grant to Insiders (as a group), within a 12-month period, of an aggregate number of Options exceeding 10% of the issued and outstanding Shares (determined at the Date of Grant); or

(ii)
the aggregate number of Options granted to any one Optionee (and companies wholly owned by that Optionee) within a 12-month period exceeding 5% of the issued and outstanding Shares (determined at the Date of Grant);

(b)	The aggregate number of Shares subject to Options granted to any one Consultant in a 12-month period must not exceed 2% of the issued and outstanding Shares (determined at the Date of Grant);

(c)
The aggregate number of Shares subject to Options granted to all Optionees retained or employed to provide Investor Relations Activities must not exceed 2% of the issued and outstanding Shares in any 12-month period (determined at the Date of Grant); and

(d)
Subject to any longer vesting period as may be set out in the related Option Agreement or Option Certificate, an Option granted to a Consultant performing Investor Relations Activities shall vest in stages over 12 months with no more than 25% of the Shares subject to the Option vesting in any three-month period.

7.	Price

7.1
The exercise price per Share subject to an Option shall be determined by the Committee at the time the Option is granted, provided that the exercise price shall not be less than the Market Price or such other minimum exercise price as may be required or permitted by the Exchange.

7.2
Subject to applicable regulatory requirements and approval, the Committee may, without shareholder approval, reprice the prevailing exercise price of an Option. Any reduction in the exercise price of an Option held by an Optionee who is an Insider at the time of the proposed amendment is, however, subject to Disinterested Shareholder Approval if and as may be required by the Exchange.

8.	Term and Exercise of Options

8.1
The Option Period shall be determined by the Committee at the time the Option is granted and may be up to ten years from the Date of Grant, except as the same may be reduced pursuant to the provisions of section 10. Subject to the applicable maximum Option Period provided for in this section 8.1 and subject to applicable regulatory requirements and approvals, the Committee may extend the Option Period for an Option.

8.2
The vesting schedule for each Option shall be determined by the Committee at the time the Option is granted and shall be specified in the Option Agreement or Option Certificate in respect of the Option.

8.3	Notwithstanding the foregoing provision of this section 8:

(a)
if there is a takeover bid or tender offer (the “Bid”) made for all or any of the issued and outstanding Shares, then the Committee may, by resolution, permit all Options outstanding to become immediately exercisable in order to permit the Shares issuable under such Options to be tendered to the Bid. Any such exercise of the Option shall be deemed to occur immediately before the later of the completion of the Bid and the payment of Shares taken up by the offeror under the Bid. For greater certainty, however, if, for any reason:

(i)	the Bid is not completed within the time specified therein; or

(ii)	all of the Shares tendered by the Optionee pursuant to the Bid are not taken up or paid for by the offeror in respect thereof,

then the Shares received upon such exercise or, in the case of section 8.3(a)(ii), the Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and, with respect to such returned Shares, the Option will be reinstated as if it had not been exercised and the terms upon which such Shares were to become vested pursuant to this section will be reinstated. If any Shares are returned to the Company under this section 8.3, the Company will immediately refund the exercise price to the Optionee for such Shares; and

(b)
if a Bid is made by an offeror at any time when an Option granted under the Plan remains unexercised, in whole or in part, the Committee may, by resolution and upon notifying each Optionee of full particulars of the Bid, declare all Shares issuable upon the exercise of Options granted under the Plan to be vested and declare that the expiry date for the exercise of all unexercised Options granted under the Plan be accelerated so that all Options will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Bid.

8.4
The vested portion of Options will be exercisable, either all or in part, at any time after vesting. If less than all of the Shares included in the vested portion of any Option are purchased, the remainder may be purchased, subject to the Option’s terms, at any subsequent time prior to the expiration of the Option Period.

8.5
The exercise of any Option will be contingent upon receipt by the Company of payment for the full exercise price of the Shares being purchased in cash by way of certified cheque or bank draft. No Optionee or the legal representatives, legatees or distributees of the Optionee will be, or will be deemed to be, a holder of any Shares subject to an Option under the Plan unless and until certificates or other instruments for such Shares are issued to the Optionee or such other persons under the terms of the Plan.

8.6
If the end of the Option Period (or any earlier expiry date pursuant to section 10) for any Option occurs during, or within 10 Business Days following the end of, a period in which the trading of the Shares is restricted by the policies of the Company or is otherwise restricted by a trading blackout period formally imposed by the Company (each a “Blackout Period”), then the last day of the Option Period (or exercise period) for the Option shall be automatically extended to that date which is 10 Business Days following the end of such Blackout Period (the “Extension Period”); provided that if an additional Blackout Period is subsequently imposed by the Company during the Extension Period, then such Extension Period shall be deemed to commence following the end of such additional Blackout Period so that the last day of the Option Period (or exercise period) for the Option shall be automatically further extended to that date which is 10 Business Days following the end of the last Blackout Period.

8.7
In lieu of exercising an Option in accordance with section 8.5, the Committee may permit an Optionee to elect to receive, without payment by the Optionee of any additional consideration, Shares equal to the value of the Option (or the portion thereof being exercised) by surrender of the Option at the head office of the Company, together with written notice, addressed to the secretary of the Company, reflecting such “cashless” exercise, in which event the Company shall issue to the Optionee a number of whole Shares computed using the following formula:

X = Y (A – B)
A

Where:	X =	The number of whole Shares to be issued to the Optionee pursuant to the cashless exercise;

Y =	The number of Shares in respect of which the cashless exercise election is made;

A =	The market price of one Share on the date of cashless exercise of the Option; and

B =	The exercise price of the Option.

For the purposes of this section 8.7, the market price of one Share as of a particular cashless exercise date is the volume weighted average trading price of one Share on the Exchange, or another stock exchange where the majority of the trading volume and value of the Shares occurs, for the five trading days immediately preceding such date. For so long as the Shares are listed on the TSX-V, this section 8.7 shall not be operative unless permitted by the TSX-V.

9.	Option Agreement or Option Certificate

Upon the grant of an Option to an Optionee, the Company and the Optionee shall enter into an option agreement (each an “Option Agreement”) setting out the number of Shares subject to the Option, the exercise price per Share, the Option Period, and the vesting schedule for the Option (if any), and incorporating the terms and conditions of the Plan, any other requirements of applicable regulatory authorities, and such other terms and conditions as the Committee may determine are necessary or appropriate, subject to the terms of the Plan. Alternatively, upon the grant of an Option to an Optionee, the Company shall issue and deliver to the Optionee an option certificate (each an “Option Certificate”) (in lieu of an Option Agreement) which shall include the number of Shares subject to the Option, the exercise price per Share, the Option Period, and the vesting schedule for the Option (if any) and shall have attached thereto a copy of the Plan.

10.	Effect of Termination of Employment or Death

10.1
Options granted under the Plan shall expire on the earlier of: (a) that date which is 90 days after the Optionee last ceases to be an Employee, Director, Executive Officer or Consultant of the Company or a subsidiary of the Company unless an earlier date is provided for in the Option Agreement or Option Certificate with respect to the Optionee’s Option, (b) if the Option was granted to an Optionee who is engaged in Investor Relations Activities, that date which is 30 days after the Optionee last ceases to be engaged in Investor Relations Activities unless an earlier date is provided for in the Option Agreement or Option Certificate with respect to the Optionee’s Option, and (c) the expiry of the Option Period. The Committee may, in its sole discretion, extend the “90 days” referred to in clause (a) and the “30 days” referred to in clause (b) for a specified period up to the expiry of the Option Period, subject to any applicable regulatory approvals.

10.2
Notwithstanding section 10.1, in the event of the death of an Optionee while in service to the Company or a related party of the Company, each outstanding Option held by the Optionee (to the extent then vested and not exercised) shall be exercisable until the earlier of: (a) the expiration of one year following such death unless an earlier date is provided for in the Option Agreement or Option Certificate with respect to the Optionee’s Option, and (b) the expiry of the Option Period of the Option, but only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution.

10.3
Notwithstanding the foregoing provisions of this section 10 and subject to any applicable regulatory approvals, the Committee may, in its discretion, provide for the extension of the exercisability of an Option for any period that is not beyond the applicable expiry date of the Option, accelerate the vesting or exercisability of an Option, eliminate or make less restrictive any restrictions governing an Option, waive any restriction or other provision of this Plan or an Option or otherwise amend or modify the Option in any manner that is either, (a) not adverse to such Optionee, or (b) consented to by such Optionee.

11.	Adjustment in Shares Subject to the Plan

11.1
The exercise price for and the number of Shares covered by an Option will be adjusted, with respect to the then unexercised portion of the Option, by the Committee from time to time (on the basis of such advice as the Committee considers appropriate, including, if considered appropriate by the Committee, a certificate of the auditor of the Company) in the event and in accordance with the provisions and rules set out in this section 11. Any dispute that arises at any time with respect to any adjustment pursuant to such provisions and rules will be conclusively determined by the Committee, and any such determination will be binding on the Company, the Optionee and all other affected parties.

(a)
If a dividend is declared upon the Shares, payable in Shares (other than in lieu of dividends paid in the ordinary course), the number of Shares then subject to any Option shall be adjusted by adding to each such Share the number of Shares which would be distributable thereon if such Share had been outstanding on the date fixed for determining shareholders entitled to receive such stock dividend.

(b)
If the outstanding Shares are changed into or exchanged for a different number or kind of Shares or other securities of the Company or of another corporation, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation, then there shall be substituted for each Share subject to any Option the number and kind of Shares or other securities of the Company or another corporation into which each outstanding Share shall be so changed or for which each such Share shall be exchanged.

(c)
If there is any change, other than as specified above in this section 11, in the number or kind of outstanding Shares or of any securities into which such Shares shall have been changed or for which they shall have been exchanged, then, if the Committee, in its sole discretion, determines that such change equitably requires an adjustment to be made in the number or kind of Shares then subject to any Option, an equitable adjustment shall be made in the number or kind of Shares, such adjustment shall be made by the Committee and be effective and binding for all purposes.

(d)
If the Company distributes by way of a dividend, or otherwise, to all or substantially all holders of Shares, property, evidences of indebtedness or shares or other securities of the Company (other than Shares) or rights, options or warrants to acquire Shares or securities convertible into or exchangeable for Shares or other securities or property of the Company, other than as a dividend in the ordinary course, then, if the Committee, in its sole discretion, determines that such action equitably requires an adjustment in the exercise price of the Option or number of Shares subject to any Option, or both, such adjustment shall be made by the Committee and shall be effective and binding for all purposes.

11.2
In the case of any such substitution or adjustment as provided for in this section 11, the exercise price in respect of each Option for each Share covered thereby prior to such substitution or adjustment will be proportionately and appropriately varied, such variation shall generally require that the number of Shares or securities covered by the Option after the relevant event multiplied by the varied option exercise price be equal to the number of Shares covered by the Option prior to the relevant event multiplied by the original exercise price of the Option.

11.3	No adjustment or substitution provided for in this section 11 shall require the Company to issue a fractional share in respect of any Option. Fractional shares shall be eliminated.

11.4
The grant of an Option shall not affect in any way the right or power of the Company to effect adjustments, reclassifications, reorganizations, arrangements or changes of its capital or business structure, or to amalgamate, merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

12.	Non-Assignability

All Options, benefits and rights accruing to any Optionee in accordance with the terms and conditions of the Plan are non-assignable and non-transferable, except as specifically provided in section 10.2 in the event of the death of the Optionee. During the lifetime of the Optionee, all such Options, benefits and rights may only be exercised by the Optionee.

13.	Employment

Nothing contained in the Plan shall confer upon any Optionee any right with respect to employment or continuance of employment with, or the provision of services to, the Company or any subsidiary of the Company, or interfere in any way with the right of the Company or any subsidiary of the Company to terminate the Optionee’s employment or services at any time. Participation in the Plan by an Optionee is voluntary.

14.	Record Keeping

The Company shall maintain a register in which shall be recorded or maintained:

(a)	the name and address of each Optionee;

(b)
the number of Shares subject to Options granted to each Optionee, the number of Shares issued to each Optionee upon the exercise of Options, and the number of Shares subject to Options remaining outstanding;

(c)	a copy of each outstanding Option Agreement or Option Certificate; and

(d)	such other information as the Committee may determine.

15.	Regulatory Approvals

15.1
The Plan is subject to the approval of regulatory authorities having, or which may have, jurisdiction over the securities of the Company, and the Board is authorized to amend the text thereof from time to time in order to comply with any changes thereto required by such applicable regulatory authorities.

15.2
The obligation of the Company to issue and deliver Shares in accordance with the Plan is subject to the approval of any governmental authority having jurisdiction or any stock exchange or stock quotation system on which the Shares are listed for trading or quoted which may be required in connection with the authorization, issuance or sale of such Shares by the Company. If any Shares cannot be issued to any Optionee for any reason including, without limitation, the failure to obtain such approval, then the obligation of the Company to issue such Shares shall terminate and any exercise price for an Option paid to the Company shall be returned to the Optionee.

16.	Hold Periods, Securities Regulation and Tax Withholding

16.1
If and for so long as the Shares are listed on the TSX-V and in addition to any resale restrictions under applicable securities laws, for Options: (a) having an exercise price per Share that is less than the Market Price; or (b) granted to an Optionee who is a Director, Executive Officer or Significant Shareholder of the Company, any Shares issued on the exercise of such Options will be subject to a four-month hold period commencing on the particular Date of Grant of the Option, and certificates or other instruments for the Shares will bear a restrictive legend setting out any such applicable hold period.

16.2
Where necessary to effect exemption from registration or distribution of the Shares under securities laws applicable to the securities of the Company, an Optionee shall be required, upon the acquisition of any Shares upon the exercise of Options, to acquire such Shares with investment intent (i.e. for investment purposes) and not with a view to their distribution, and to present to the Committee an undertaking to that effect in a form acceptable to the Committee. The Committee may cause a legend or legends to be placed upon any certificates or other instruments for the Shares to make appropriate reference to applicable resale restrictions. The Committee may take such other action or require such other action or agreement by such Optionee as may from time to time be necessary to comply with applicable securities laws. This provision shall in no way obligate the Company to undertake the registration or qualification of any Options or the underlying Shares under any securities laws applicable to the securities of the Company.

16.3
The Committee and the Company may take all such measures as they deem appropriate to ensure that the Company’s obligations under the withholding provisions under income tax laws applicable to the Company and other provisions of applicable laws are satisfied with respect to the issuance of Shares pursuant to the Plan or the grant or exercise of Options under the Plan.

16.4
Issuance, transfer or delivery of certificates or other instruments for Shares purchased pursuant to the Plan may be delayed, at the discretion of the Committee, until the Committee is satisfied that the applicable requirements of securities and income tax laws have been met.

17.	Amendment and Termination of Plan

The Board reserves the right to amend or terminate the Plan at any time without shareholder approval if and when it is advisable in the absolute discretion of the Board; provided, however, that no such amendment or termination shall adversely affect any outstanding Options granted under the Plan without the consent of the Optionee. Without limiting the generality of the foregoing, the Board may make the following types of amendments to the Plan without shareholder approval:

(a)	any amendment pertaining to the vesting provisions of each Option;

(b)	any amendment to the terms of the Plan relating to the effect of termination, cessation of employment, disability or death of an Optionee on the right to exercise Options;

(c)
any amendment as may be necessary or desirable to bring the Plan into compliance with securities, corporate or tax laws and the rules and policies of any stock exchange upon which the Shares are from time to time listed;

(d)	any amendment of a “housekeeping” nature including, but not limited to, amendments of a clerical, grammatical or typographical nature;

(e)	any amendment with respect to the administration of the Plan;

(f)
any amendment to correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(g)	any amendment to the termination provisions of the Plan or any Option, other than an amendment extending the expiry date of such Option beyond its original expiry date;

(h)	any amendment to the class of eligible persons that may participate under the Plan; and

(i)
any other amendments, whether fundamental or otherwise, not requiring shareholder approval under applicable law or the rules, regulations and policies of any stock exchange on which the Company’s shares are listed and of all securities commissions or similar securities regulatory authorities having jurisdiction over the Company.

Any amendment to the Plan shall also be subject to any necessary approvals of any stock exchange or regulatory body having jurisdiction over the securities of the Company and, where applicable, the approval of the shareholders of the Company (except where an amendment is made pursuant to section 15.1 or the foregoing sections 17(a) to (i)).

Notwithstanding anything in this section 17, if and for so long as the Shares are listed on the TSX-V, amendments to any of the following provisions of the Plan will be subject to shareholder approval (or Disinterested Shareholder Approval if required by the TSX-V):

(a)	persons eligible to be granted Options under the Plan;

(b)	the percentage of Shares that may be reserved under the Plan for issuance pursuant to the exercise of stock options;

(c)	the limitations under the Plan on the number of Options that may be granted to any one person or any category of persons (such as, for example, Insiders);

(d)	the method for determining the exercise price of Options;

(e)	the maximum term of Options; and

(f)	the expiry and termination provisions applicable to Options.

18.	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

19.	General Provisions

19.1
Nothing contained in the Plan shall prevent the Company or any subsidiary of the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the issuance of securities of the Company (subject to shareholder approval if such approval is required by applicable securities regulatory authorities) and such arrangements may be either generally applicable or applicable only in specific cases.

19.2
The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Option Agreement or Option Certificate, and all determinations made and actions taken pursuant hereto shall be governed by and determined in accordance with the laws of the Province of British Columbia, Canada.

19.3
If any provision of the Plan or any Option is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Option, or would disqualify the Plan or any Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person or Option and the remainder of the Plan and any such Option shall remain in full force and effect.

19.4
Neither the Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary of the Company and an Optionee or any other person.

19.5
Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

20.	Effectiveness of the Plan

The Plan shall be effective as of August 24, 2015, subject to all necessary regulatory approvals pursuant to section 15 hereof. If and for so long as the Shares are listed on the TSX-V, the continued effectiveness of the Plan is subject to annual approval of the Plan by the shareholders of the Company at each subsequent annual general meeting of the Company and annual approval of the Plan by the TSX-V as soon as practicable following such shareholder approval.